Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2023, relating to the consolidated financial statements of Immix Biopharma, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2022.

/s/ KMJ Corbin & Company LLP

Irvine, California
June 13, 2023